Exhibit 99.1

ZOLL Medical Corporation Announces First Quarter Results

Revenue Growth Accelerating

CHELMSFORD, Mass.--(BUSINESS WIRE)--January 28, 2010--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the first quarter of fiscal 2010 increased 18% to $105,212,000, compared to revenues in the first quarter of last year of $89,462,000. Revenue results included a positive foreign exchange impact of approximately $2.3 million compared to the first quarter of fiscal 2009. The results include approximately $4.6 million of revenue derived from our new Temperature Management business, whose assets were acquired from Alsius Corporation in May 2009. Net income was $2,310,000 for the quarter, compared to $2,894,000 in the prior year. Diluted earnings per share were $0.11, compared to $0.14 in the prior year. Backlog at the end of the first quarter was approximately $17.0 million, as compared to $8.3 million at the end of Q1 2009.

First quarter sales to the North American market were $75.5 million, an increase of 15% compared to $65.7 million for the prior-year period. Sales to the North American hospital market, including $2.7 million related to our newly acquired Temperature Management business, increased 22% to $24.8 million, compared to $20.3 million for the same period last year. North American hospital revenues included US Military/Big Government sales of $6.5 million in the first quarter of fiscal 2010 compared to $5.6 million for the same period in the prior year. Sales to the North American pre-hospital market increased 14% to $44.6 million, compared to $39.1 million in the prior year. International sales, including $1.9 million related to Temperature Management, increased 25% to $29.8 million, compared to $23.8 million last year. LifeVest® revenues increased 73% to $14.9 million. Total AutoPulse® sales decreased 13% to $3.9 million, compared to $4.5 million in the first quarter of last year.

Gross margin for the first quarter was 53%, compared to 52% in the first quarter of fiscal 2009. The increase reflected an increased mix of sales from the LifeVest product and the positive impact from foreign exchange on foreign sales, partially offset by inclusion of our early-stage temperature management product sales.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “We are pleased to have achieved such strong growth, even with some parts of our business still awaiting a resumption of buying. Our revenue growth in Q1 was primarily driven by growth in the LifeVest, Temperature Management and International businesses. However, the North American Hospital and Pre-hospital businesses continue to face spending constraints within the capital equipment market.”

Commenting further on the year, Mr. Packer stated, “While the North American Hospital and EMS environments continue to be challenging, revenues for those markets in total were consistent with the first quarter of 2009. We did receive a modest benefit from sales of Welch Allyn AED products in AED sales. The military business also had a good quarter and was consistent with the prior year. As we outlined going into this year, if the core business simply remains flat while we await a spending rebound, we expect the growth businesses would be strong enough to achieve this year’s plans. This is what occurred in Q1.”

Mr. Packer concluded, “Overall, North American Hospital sales were a small step in the right direction, and the LifeVest and Temperature Management are continuing to gain momentum, and perform impressively. Moving through the year, we expect to increase our level of profitability as we gain leverage in these high growth businesses. We believe we are on track for the year and our outlook for 2010 is unchanged.”

ZOLL will host a conference call on Thursday, January 28, 2010 at 10:30 a.m. EST to discuss its first quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company for the past three years, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 10, 2009. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2010 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 3,	September 27,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$56,299	$51,061
Short-term investments	7,524	7,583
Accounts receivable, net	76,583	80,535
Inventory	73,634	69,700
Prepaid expenses and other current assets	21,455	21,240
Total current assets	235,495	230,119
Property and equipment, net	45,208	40,640
Other assets, net	100,798	101,088
	$381,501	$371,847
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$24,676	$20,036
Accrued expenses and other liabilities	68,097	71,253
Total liabilities	92,773	91,289
Total stockholders’ equity	288,728	280,558
	$381,501	$371,847

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	January 3,	December 28,
	2010	2008
Net sales	$105,212	$89,462
Cost of goods sold	49,041	42,549
Gross profit	56,171	46,913
Expenses:
Selling and marketing	31,611	26,549
General and administrative	9,511	7,633
Research and development	11,363	7,969
Total expenses	52,485	42,151
Income from operations	3,686	4,762
Other expense, net	22	869
Income before taxes	3,664	3,893
Taxes	1,354	999
Net income	$2,310	$2,894
Earnings per share:
Basic	$0.11	$0.14
Diluted	$0.11	$0.14
Weighted average common shares:
Basic	21,215	21,061
Diluted	21,503	21,304

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer